Exhibit 10.12.4

FOURTH AMENDMENT TO OFFICE LEASE

(221 Main, San Francisco, California:

DocuSign, Inc.)

THIS FOURTH AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of the 10th day of February, 2016 (the “Effective Date”), by and between COLUMBIA REIT – 221 MAIN, LLC, a Delaware limited liability company (“Landlord”), as successor of 221 Main, LLC (“Original Landlord”) and DOCUSIGN, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Original Landlord and Tenant entered into that certain Office Lease dated October 31, 2012 (the “Original Lease”), as amended by that certain letter agreement dated November 16, 2012, the First Amendment to Office Lease dated January 24, 2013, the Notice of Lease Term Dates agreed and accepted by Tenant on March 18, 2013, the letter agreement dated October 31, 2013, the Notice of Lease Term Dates agreed and accepted by Tenant on January 6, 2014, the Second Amendment to Office Lease by and between Landlord and Tenant dated February 11, 2015 (the “Second Amendment”), and the Third Amendment to Office Lease by and between Landlord and Tenant dated April 14, 2015 (collectively, the “Prior Amendments”). The Original Lease as amended by the Prior Amendments shall be collectively referred to herein as the “Lease.”

B. Any defined terms used in this Amendment which are not defined herein shall have the same meaning such defined terms have in the Lease.

C. By this Amendment, Landlord and Tenant desire to amend the Lease, upon the terms and conditions set forth herein.

AGREEMENT:

1. Estimated Delivery Date for Suites 840, 888, 8STR1 and 8STR2. The Estimated Delivery Date for Suite Numbers 840, 888, 8STR1 and 8STR2 (the “Accelerated Expansion Premises”) is hereby accelerated to sixty (60) days following the Effective Date of this Amendment. Notwithstanding anything to the contrary in Section 1 of the Second Amendment, any existing tenants in the Accelerated Expansion Premises have been relocated and the Delivery Date for the Accelerated Expansion Premises is not contingent on any such relocation.

2. Removal of Corridors on 5th and 14th Floors. Tenant shall have the right, but not the obligation, to remove the portions of the corridors on the 5th and 14th floors of the Building shown on the floor plans attached hereto as Exhibit A at any time following the Effective Date of this Amendment. The removal of such portion of the corridors shall be at Tenant’s sole cost and expense and shall be completed in accordance with all terms and conditions relating to Alterations set forth in Section 8.2, 8.3 and 8.4 of the Lease, provided that notwithstanding anything to the contrary in such sections of the Lease: (i) any contractors, subcontractors, materials, mechanics and/or materialmen used by Tenant for such corridor work shall be selected in accordance with Sections 4.1 and 4.2 of the Tenant Work Letter attached to the Second

Amendment, (ii) Tenant shall not be required to remove or restore any such work, (iii) Landlord will not require that Tenant deliver funds to Landlord in the estimated cost of such work for disbursement by Landlord, and (iv) Landlord will not require Tenant obtain a lien and completion bond or other form of security for such work. If Tenant removes the portion of the corridor on the 5th floor of the Building, then the rentable square footage of Suite 500 shall be increased to 12,029 rentable square feet upon the date such corridor is removed. If Tenant removes the portion of the corridor on the 14th floor of the Building, then the rentable square footage of Suite 1470 shall be increased to 5,221 rentable square feet and the rentable square footage of Suite 1450 shall be reduced to 10,240 rentable square feet upon the date such portion of the corridor is removed. Upon the completion of the removal of a corridor pursuant to this Section 2, the monthly Base Rent and Tenant’s Share shall be adjusted as of such date based upon the increase or decrease in the rentable square feet for the Suites impacted by the removal of such corridor.

3. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only CBRE, Inc. (the “Broker”), which has acted as a dual broker for both Landlord and Tenant on this Amendment and Landlord and Tenant agree to said dual agency. Except for the Broker, Landlord and Tenant know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay any commission due the Broker pursuant to a separate agreement between Broker and Landlord. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.

4. Interpretation. Capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Lease, provided however, that in the case of any conflict, uncertainty or ambiguity that may arise when interpreting the provisions of the Lease and the provisions set forth in this Amendment, the provisions of this Amendment shall be controlling for the purpose of resolving any such conflict, uncertainty or ambiguity.

5. Ratification of Lease Terms. Notwithstanding any term or provision of the Lease, the provisions of this Amendment shall amend, modify and supersede the terms of the Lease. If there is any conflict between the Lease and this Amendment, this Amendment shall control. All other non-conflicting terms, provisions, covenants and conditions of the Lease and all exhibits and addendum thereto shall continue in full force and effect and are hereby ratified by the parties hereto.

6. Entire Agreement. This Amendment sets forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the Lease or the Premises other than those set forth in writing and signed by the parties. Neither party hereto has relied upon any understanding, representation or warranty not set forth herein, either oral or written, as an inducement to enter into this Amendment.

7. Authority. Each of the individuals executing this Amendment on behalf of a party individually represents and warrants that he or she has been authorized to do so and has the power to bind the party for whom they are signing. Landlord represents and warrants that no consent or approval of any third party is required for Landlord to enter into this Amendment under any agreement or instrument by which Landlord is bound.

8. Method of Execution. This Amendment will be executed and delivered via DocuSign.

IN WITNESS WHEREOF, this Amendment is made as of the day and year first above written.

LANDLORD:

COLUMBIA REIT- 221 MAIN, LLC, a Delaware limited liability company

By:	COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, its sole member

	By:	COLUMBIA PROPERTY TRUST INC., a Maryland corporation, its general partner

By:	/s/ David Dowdney
Name:	David Dowdney
Title:	SVP

TENANT:

DOCUSIGN, INC., a Delaware corporation

By:	/s/ Reggie Davis
Name:	Reggie Davis
Title:	General Counsel

EXHIBIT A

Diagram of Portion of Corridors

on 5th and 14th Floor of Building

Tenant Can Remove